Contact:	Exhibit 99.1 BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850

For Immediate Release
     BANKRUPTCY COURT GRANTS MOTION TO AMEND BALLY TOTAL FITNESS CHAPTER 11 PLAN
•	Ruling Should Permit Company to Implement Harbinger Funded Restructuring on Original Plan Timeline

•	Court Approves DIP Financing and Exit Credit Facilities
     CHICAGO, Aug. 21 /PRNewswire-FirstCall/ — Bally Total Fitness (Pink Sheets: BFTH) today announced that the U.S. Bankruptcy Court for the Southern District of New York has granted the Company’s previously announced motion to amend its Joint Prepackaged Chapter 11 Plan of Reorganization (the “Original Plan”) to implement a superior alternative restructuring proposal from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P. (collectively, “Harbinger”) without the need to resolicit approval from its creditors. The Court also approved the Investment Agreement providing for Harbinger’s commitment to make a $233.6 million equity investment in the Company, and Restructuring Support Agreements among the parties, including holders of approximately 80% of the Company’s Senior Subordinated Notes and more than 55% of the Company’s Senior Notes, reflecting their commitment to implement the Harbinger-funded restructuring through the amended plan on the same timetable as the Company’s original plan. Under the amended plan, the Company can consummate the restructuring set forth in the Existing Plan under certain circumstances.
In addition, the Court approved the Company’s debtor-in-possession (DIP) Financing and Exit Credit Facilities. The Company expects to close its DIP tomorrow, refinancing the existing senior secured facility. Morgan Stanley Senior Funding, Inc. is sole lead arranger and sole bookrunner for the $292 million of super-priority secured DIP and the senior secured exit credit facilities. The exit facilities provide financing under the amended plan for either the Harbinger funded proposal or the noteholder proposal. The DIP and the exit facilities provide for a $50 million revolving credit facility and a $242 million term loan.
“Obtaining the Court’s authorization to amend our plan, without requiring resolicitation of plan acceptances, is a significant accomplishment and marks the beginning of a new era for Bally Total Fitness,” said Don R. Kornstein, Interim Chairman and Chief Restructuring Officer of Bally Total Fitness. “We look forward to executing on this plan in partnership with Harbinger, and emerging promptly from chapter 11 protection as a stronger company, with the financial resources to continue investing in our clubs and facilities.”
The confirmation hearing on the amended plan is scheduled for September 17, 2007. If confirmed the Company expects to implement the amended plan and emerge from chapter 11 by the end of September 2007.

In re Bally Total Fitness of Greater New York, et al. Case No. 07-12395, is pending before the Honorable Burton R. Lifland in the United States Bankruptcy Court for the Southern District of New York.
More detailed information on the treatment of claims under the amended plan is available on Bally’s website at http://www.ballyfitness.com and from the Company’s chapter 11 website and hotline:
     Bally Chapter 11 Information Website: http://www.kccllc.net/bally
     Bally Chapter 11 Information Hotline: Toll Free: (888) 251-3046
     About Bally Total Fitness
     Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
     Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K, which was filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the effect of any third party proposals for competing plans of reorganization, whether all necessary conditions and approvals are ultimately satisfied and obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan of reorganization.
While the Company is in the process of restructuring, investments in its securities will be highly speculative.